Exhibit 99.1

July 17, 2008	Page 1

CONTACTS:	Investors	Media
	Robin Washington	Amy Flood
	(650) 522-5688	(650) 522-5643

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

- Record Total Revenues of $1.28 Billion, Up 22 Percent over Second Quarter 2007 -

- Record Product Sales of $1.22 Billion, Up 34 Percent over Second Quarter 2007 -

- Second Quarter EPS of $0.46 per Share -

- Second Quarter Non-GAAP EPS of $0.49 per Share,

Excluding Stock-based Compensation and

Purchased In-Process Research and Development Expenses -

Foster City, CA, July 17, 2008 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the quarter ended June 30, 2008. Total revenues for the second quarter of 2008 were $1.28 billion, up 22 percent compared to total revenues of $1.05 billion for the second quarter of 2007. Net income for the second quarter of 2008 was $442.8 million, or $0.46 per diluted share, including after-tax stock-based compensation expense of $26.4 million and after-tax purchased in-process research and development (IPR&D) expense of $7.8 million. Excluding after-tax stock-based compensation and IPR&D expenses of $34.2 million, non-GAAP net income for the second quarter of 2008 was $477.0 million, or $0.49 per diluted share. Non-GAAP net income for the second quarter of 2007 was $442.2 million, or $0.46 per diluted share, which excluded after-tax stock-based compensation expense of $34.3 million.

Product Sales

Product sales were a record $1.22 billion for the second quarter of 2008, compared to $905.1 million in the second quarter of 2007, a 34 percent increase. This growth was driven primarily by Gilead’s antiviral franchise, including the strong growth of Atripla® (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg) sales due primarily to the continued uptake of Atripla in the United States and the recent launches in certain European countries, as well as the continued growth of Truvada® (emtricitabine and tenofovir disoproxil fumarate) sales in the United States and Europe.

Antiviral Franchise

Antiviral product sales were $1.12 billion in the second quarter of 2008, a 34 percent increase from $837.4 million for the same period in 2007. The increase was driven primarily by the sales volume growth of Atripla and Truvada, as well as a favorable foreign currency exchange impact.

•	Truvada

Truvada sales were $516.1 million for the second quarter of 2008, an increase of 34 percent from $385.4 million in the second quarter of 2007. The increase in Truvada sales in the second quarter of 2008 compared to the same period of 2007 was driven primarily by sales volume growth in the United States and Europe, and a favorable foreign currency exchange impact.

•	Atripla

Atripla sales were $355.1 million for the second quarter of 2008, an increase of 67 percent from $212.4 million in the second quarter of 2007. The increase in Atripla sales in the second quarter of 2008 compared to the same period in 2007 was driven primarily by the continued uptake in the United States, as well as the recent launches in certain European countries.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

July 17, 2008	Page 2

•	Viread

Viread® (tenofovir disoproxil fumarate) sales were $150.7 million for the second quarter of 2008, a three percent decrease from $154.9 million in the second quarter of 2007. The decrease in Viread sales in the second quarter of 2008 compared to the same period of 2007 was driven primarily by lower sales volumes in the United States and Europe, partially offset by a favorable foreign currency exchange impact.

•	Hepsera

Sales of Hepsera® (adefovir dipivoxil) for chronic hepatitis B were $90.4 million for the second quarter of 2008, a 20 percent increase from $75.2 million in the second quarter of 2007. The increase in Hepsera sales in the second quarter of 2008 compared to the same period of 2007 was driven primarily by a favorable foreign currency exchange impact and sales volume growth in certain European markets.

AmBisome

For the second quarter of 2008, sales of AmBisome® (amphotericin B) liposome for injection for severe fungal infections were $69.8 million, an increase of eight percent from $64.8 million for the second quarter of 2007. The increase in AmBisome sales in the second quarter of 2008 compared to the same period of 2007 was driven primarily by a favorable foreign currency exchange impact.

Royalty, Contract and Other Revenues

For the second quarter of 2008, royalty, contract and other revenues resulting primarily from collaborations with corporate partners were $60.9 million, a decrease of 57 percent from $143.0 million in the second quarter of 2007. The decrease in royalty, contract and other revenues during the second quarter of 2008 compared to the same period of 2007 was driven primarily by lower Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd of $37.5 million in the second quarter of 2008 compared to Tamiflu royalties of $123.1 million in the second quarter of 2007 due to decreased sales related to pandemic planning initiatives worldwide.

Research and Development

Research and development (R&D) expenses in the second quarter of 2008 were $176.5 million compared to $135.9 million for the same quarter in 2007. Non-GAAP R&D expenses, which exclude stock-based compensation expense, for the second quarter of 2008 were $161.2 million, compared to $119.3 million for the same quarter in 2007. Non-GAAP R&D expenses for the second quarter of 2008 were higher primarily as a result of increased clinical study expenses as well as higher headcount related to the growth in Gilead’s business.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses in the second quarter of 2008 were $219.5 million compared to $186.2 million for the same quarter in 2007. Non-GAAP SG&A expenses, which exclude stock-based compensation expense, for the second quarter of 2008 were $200.9 million, compared to $157.7 million for the same quarter in 2007. Non-GAAP SG&A expenses for the second quarter of 2008 were higher primarily as a result of increased marketing and promotional expenses including those related to the launch of Atripla in certain European countries, higher headcount related to the growth in Gilead’s business, as well as costs associated with certain termination-related disputes in our international operations.

Net Foreign Currency Exchange Impact

The net foreign currency exchange impact on second quarter 2008 revenues and pre-tax earnings, which includes revenues and expenses generated from outside the United States, was a favorable $45.2 million and $20.7 million, respectively, compared to the same period in 2007.

Cash, Cash Equivalents and Marketable Securities

As of June 30, 2008, Gilead had cash, cash equivalents and marketable securities of $2.91 billion compared to $2.72 billion as of December 31, 2007. For the first six months of 2008, Gilead generated $1.00 billion of operating cash flows, which was partially offset by Gilead’s repurchases of $965.8 million of its common stock under its share repurchase program.

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July 17, 2008	Page 3

Corporate Highlights

In April 2008, Gilead announced that Robin L. Washington joined the company as Senior Vice President and Chief Financial Officer.

In May 2008, Gilead announced that John C. Martin, PhD was appointed Chairman of the Board of Directors, and John F. Milligan, PhD was appointed President. Dr. Martin is assuming the additional role of Chairman of the Board from James M. Denny, who will remain a member of Gilead’s Board of Directors, serving as lead director. Mr. Denny joined Gilead’s Board in 1996 and was appointed Chairman in 2001. In addition to their new roles, Dr. Martin and Dr. Milligan will continue to serve in their respective roles as Chief Executive Officer and Chief Operating Officer.

Also in May 2008, Gilead and Navitas Assets, LLC (Navitas) announced that the companies had entered into an agreement under which Gilead acquired all of Navitas’s assets related to its cicletanine business. Gilead plans to evaluate cicletanine as a potential treatment of pulmonary arterial hypertension (PAH).

In May and June 2008, the U.S. Patent & Trademark Office (PTO) completed three of four reexamination proceedings and confirmed the patentability of U.S. Patent No. 6,043,230, which covers a method of use for Viread, and U.S. Patent Nos. 5,922,695 and 5,977,089, both of which cover the composition of matter for Viread. In July 2008, the PTO completed the final reexamination proceeding and confirmed the patentability of U.S. Patent No. 5,935,946, which also covers the composition of matter for Viread.

Product and Pipeline Highlights

Antiviral Franchise

In April 2008, Gilead announced the presentation of detailed 72-week data from two pivotal Phase III clinical trials, Studies 102 and 103, evaluating the safety and efficacy of once-daily Viread among adult patients with chronic hepatitis B. These data were presented at the 43rd Annual Meeting of the European Association for the Study of the Liver in Milan, Italy in April 2008.

Also in April 2008, Gilead announced that the European Commission granted marketing authorization for Viread for the treatment of chronic hepatitis B in all 27 member states of the European Union.

Cardiovascular Franchise

In May 2008, Gilead announced the initiation of ATHENA-1, a Phase IV, randomized, double-blind, placebo-controlled study evaluating Letairis® (ambrisentan 5mg and 10mg tablets) in patients with PAH demonstrating a sub-optimal response to sildenafil monotherapy.

Also in May 2008, Gilead announced results of a post-hoc analysis of data collected during the ARIES-1, ARIES-2 and ARIES-E studies for Letairis in PAH (WHO Group 1) patients with primarily WHO functional class II or III symptoms. In addition, data from the pivotal Phase III ARIES-1 and ARIES-2 studies of Letairis were published in the journal Circulation.

Respiratory Franchise

In June 2008, Gilead announced results from an interim analysis of 12-month data from its open-label, Phase III AIR-CF3 study of aztreonam lysine for inhalation, an investigational therapy in development for the treatment of people with cystic fibrosis who have pulmonary Pseudomonas aeruginosa infection. These data were presented at the 31st Annual European Cystic Fibrosis Conference in Prague, Czech Republic in June 2008.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will host a conference call with a simultaneous webcast to discuss the results of its second quarter of 2008. During this call/webcast, Gilead’s management will discuss the company’s second quarter of 2008 results and provide a general business update. The webcast will be available live via the internet by accessing Gilead’s website at www.gilead.com. To access the webcast, please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-866-825-1709 (U.S.) or 1-617-213-8060 (international) and dial the participant passcode 39304842 to access the call.

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July 17, 2008	Page 4

A replay of the webcast will be archived on the company’s website for one year, and a phone replay will be available approximately two hours following the call through July 20, 2008. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 84267247.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP net income and net income per diluted share for the 2008 periods are presented excluding the after-tax impact of the IPR&D expense incurred in connection with the acquisition of all of Navitas’s assets related to its cicletanine business, as well as the after-tax impact of stock-based compensation expense and the related methodology for computing dilutive securities for net income per diluted share purposes. Non-GAAP net income and net income per diluted share for the 2007 periods are presented excluding the after-tax impact of stock-based compensation expense and the related methodology for computing dilutive securities for net income per diluted share purposes. Non-GAAP R&D expenses and SG&A expenses for the 2008 and 2007 periods are presented excluding the impact of stock-based compensation expense. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under United States generally accepted accounting principles.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead’s ability to sustain growth in revenues for its antiviral and cardiovascular franchises; unpredictable variability of Tamiflu royalties and the strong relationship between this royalty revenue and global pandemic planning and supply; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products; Gilead’s ability to successfully commercialize any products that receive regulatory approvals; Gilead’s ability to successfully develop its respiratory and cardiovascular franchises; initiating and completing clinical trials may take longer or cost more than expected; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q for the first quarter of 2008 and its subsequent current reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Truvada, Viread, Hepsera, AmBisome and Letairis are registered trademarks of Gilead Sciences, Inc.

Atripla is a registered trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

July 17, 2008	Page 5

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product sales	$1,217,216	$905,058	$2,358,522	$1,745,283
Royalty, contract and other revenues	60,909	143,031	177,755	331,236

Total revenues	1,278,125	1,048,089	2,536,277	2,076,519
Costs and expenses:
Cost of goods sold (1)	265,684	183,131	505,532	354,769
Research and development (1)	176,542	135,931	331,843	266,021
Selling, general and administrative (1)	219,533	186,179	414,490	352,737
Purchased in-process research and development (2)	10,851	—	10,851	—

Total costs and expenses	672,610	505,241	1,262,716	973,527

Income from operations	605,515	542,848	1,273,561	1,102,992
Interest and other income, net	14,026	27,689	36,726	50,793
Interest expense	(3,174)	(2,707)	(6,279)	(7,254)
Minority interest	2,160	2,401	4,035	4,554

Income before provision for income taxes	618,527	570,231	1,308,043	1,151,085
Provision for income taxes (1)	175,699	162,301	369,088	335,748

Net income	$442,828	$407,930	$938,955	$815,337

Net income per share - basic	$0.48	$0.44	$1.01	$0.88

Net income per share - diluted	$0.46	$0.42	$0.97	$0.85

Shares used in per share calculation - basic	922,796	931,677	925,455	929,322

Shares used in per share calculation - diluted	965,663	967,928	966,087	964,614

Notes: (1) The following is the stock-based compensation expense included in the respective captions of the condensed consolidated statements of income above:
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Stock-based compensation expense:
Cost of goods sold	$2,848	$2,682	$4,542	$5,212
Research and development	15,370	16,661	32,265	37,769
Selling, general and administrative	18,657	28,464	36,204	62,120
Income tax effect	(10,466)	(13,547)	(20,601)	(30,655)

Total stock-based compensation expense, net of tax	$26,409	$34,260	$52,410	$74,446

(2)	For the three and six months ended June 30, 2008, Gilead incurred $10.9 million of purchased in-process research and development expense as a result of the acquisition of all of Navitas Assets, LLC’s assets related to its cicletanine business.

July 17, 2008	Page 6

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in thousands, except per share amounts)

Below is a reconciliation of Gilead’s GAAP operating results and diluted per share amounts as reported in the attached press release. Non-GAAP net income and net income per diluted share for the 2008 periods are presented excluding the after-tax impact of the purchased in-process research and development expense incurred in connection with the acquisition of all of Navitas Assets, LLC’s assets related to its cicletanine business, as well as the after-tax impact of stock-based compensation expense and the related methodology for computing dilutive securities for net income per diluted share purposes. Non-GAAP net income and net income per diluted share for the 2007 periods are presented excluding the after-tax impact of stock-based compensation expense and the related methodology for computing dilutive securities for net income per diluted share purposes. Non-GAAP R&D expenses and SG&A expenses for the 2008 and 2007 periods are presented excluding the impact of stock-based compensation expense. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income (GAAP)	$442,828	$407,930	$938,955	$815,337
Stock-based compensation expense, net of tax	26,409	34,260	52,410	74,446
Purchased in-process research and development expense, net of tax	7,769	—	7,769	—

Net income (Non-GAAP)	$477,006	$442,190	$999,134	$889,783

Shares used in per share calculation - diluted (GAAP)	965,663	967,928	966,087	964,614
Dilutive securities	2,403	2,799	2,223	2,408

Shares used in per share calculation - diluted (Non-GAAP)	968,066	970,727	968,310	967,022

Net income per share - diluted (GAAP)	$0.46	$0.42	$0.97	$0.85

Net income per share - diluted (Non-GAAP)	$0.49	$0.46	$1.03	$0.92

July 17, 2008	Page 7

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$2,908,352	$2,722,422
Other current assets	2,321,656	1,856,314
Property, plant and equipment, net	493,012	447,696
Other noncurrent assets	794,397	808,284

Total assets	$6,517,417	$5,834,716

Current liabilities (2)	$2,451,334	$736,275
Long-term liabilities and minority interest (2)	293,858	1,638,451
Stockholders’ equity	3,772,225	3,459,990

Total liabilities and stockholders’ equity	$6,517,417	$5,834,716

Notes:

(1)	Derived from audited consolidated financial statements at that date.

(2)	Convertible senior notes totalling $1.30 billion were reclassified into current liabilities due to the exercisability of their conversion feature for the three months ending September 30, 2008.

July 17, 2008	Page 8

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
		(Note 1)		(Note 1)
Antiviral products:
Truvada – U.S.	$236,402	$186,256	$474,934	$373,044
Truvada – Europe	240,911	172,776	459,278	317,984
Truvada – Other International	38,836	26,328	61,322	40,270

	516,149	385,360	995,534	731,298

Atripla – U.S.	312,392	211,679	618,877	401,489
Atripla – Europe	37,504	—	51,699	—
Atripla – Other International	5,205	705	8,742	1,078

	355,101	212,384	679,318	402,567

Viread – U.S.	58,414	63,797	121,482	131,353
Viread – Europe	61,273	65,034	126,989	136,948
Viread – Other International	30,994	26,066	54,877	47,274

	150,681	154,897	303,348	315,575

Hepsera – U.S.	34,581	32,491	65,856	62,260
Hepsera – Europe	50,531	39,265	98,994	77,632
Hepsera – Other International	5,253	3,417	8,537	6,625

	90,365	75,173	173,387	146,517

Emtriva – U.S.	4,106	3,443	7,944	6,898
Emtriva – Europe	2,094	2,732	4,675	6,606
Emtriva – Other International	1,888	3,429	3,858	4,423

	8,088	9,604	16,477	17,927

Total Antiviral products – U.S.	645,895	497,666	1,289,093	975,044
Total Antiviral products – Europe	392,313	279,807	741,635	539,170
Total Antiviral products – Other International	82,176	59,945	137,336	99,670

	1,120,384	837,418	2,168,064	1,613,884

AmBisome	69,768	64,754	140,796	126,256
Letairis	24,686	113	45,023	113
Other products	2,378	2,773	4,639	5,030

	96,832	67,640	190,458	131,399

Total product sales	$1,217,216	$905,058	$2,358,522	$1,745,283

Note:

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.